Exhibit 77O

THE ROYCE FUND
Trade Date	Company Name	Ticker	Broker	Members of Selling Syndicate	Price	Total Shares Purchased	Compliance with Rule 10f-3
2/10/05	Universal Truckload Services	UACL	Stephans Inc.	Stephens Inc, BB&T Capital Mkts, Legg Mason Wood Walker	$20.00	120,000	Yes
4/06/05	Nuveen Investments, Inc.	JNC	Morgan Stanley

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Banc of America Securities, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co.; J.P. Morgan Securities Inc., Lehman Brothers, UBS Securities LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Advest, Inc., BB&T Capital Markets, Robert W. Baird & Co. Incorporated, William Blair & Company L.L.C., Crowell, Weedon & Co., D.A. Davidson & Co., Ferris, Baker, Watts, Incorporated, J.J.B. Hillard, W.L. Lyons, Inc., Janney Mortgomery Scott LLC, Johnston, Lemon & Co. Incorporated, Keybanc Capital Markets, Legg Mason Wood Walker, Incorporated, Loop Capital Markets LLC, Melvin Securities, LLC, David A. Noyes & Company, Oppenheimer & Co. Inc., Piper Jaffray & Co., RBC Capital Markets Corporation, Samuel A. Ramirez & Co., Inc., Raymond James & Associates, Inc., Ryan Beck & Co., Inc., Sanders Morris Harris Inc., Muriel Siebert & Co., Inc., Smith, Moore & Co., Stephens Inc., Stifel, Nicolaus & Company, Incorporated, SunTrust Capital Markets, Inc., Wedbush Morgan Securities Inc., Wells Fargo Securities, LLC, The Williams Capital Group, L.P.

					$34.00	110,000	Yes